Exhibit 99.1

FOR IMMEDIATE RELEASE
November 14, 2018

ARC GROUP WORLDWIDE ANNOUNCES FIRST QUARTER 2019 RESULTS

DELAND, FL., November 14, 2018—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing, today reported its results for the first fiscal quarter ending September 30, 2018.

Highlights for the first quarter of fiscal year 2019 compared to the first quarter fiscal year 2018 for Continuing Operations:

•Sales of $20.6 million, an increase of 7.7%;

•Gross Profit of $3.1 million, an increase of 160.9%;

•EBITDA of $2.4 million, an increase of 1464.4%

Highlights for the first quarter of fiscal year 2019, compared to the fourth quarter fiscal year 2018 for Continuing Operations:

•Sales of $20.6 million, a decrease of 8.4%;

•Gross Profit of $3.1 million, an increase of 15.4%;

•EBITDA of $2.4 million, an increase of 13.7%

Quarterly Financial Summary

The following analysis is performed over Sales, Gross profit, and EBITDA from Continuing Operations for the comparative periods identified unless otherwise noted.

While many factors contributed to the Company’s first quarter results, two initiatives yielded significant results. First, the Company’s cost reduction plan. This plan included reductions in labor, variable and fixed expenses, and the divestiture of select unprofitable or low margin customers.  Second, the Company’s targeted sales and marketing plan.  In fiscal year 2018, the Company launched a new sales and marketing plan, which included a targeted sales effort to grow our market share of aerospace and medical customers.  Combined, these actions contributed to gains in Sales, Gross Profit and EBITDA, as noted below.  These industries will provide better visibility and margins over the economic cycle.  They also will open up a much larger total available market.  With early success on receiving orders, the consolidated growth in aerospace and medical, the Company is projecting an increase of 58.1% and 6.6%, respectively, for our fiscal year 2019 revenues over our fiscal year 2018 revenues, which combined is approximately $2M of new revenues.

Fiscal first quarter 2019 Revenue was $20.6 million, compared to $19.1 million in our fiscal first quarter 2018.  The increase in revenue was primarily driven by higher metal injection molding (“MIM”) and plastics sales, which was due to the combination of higher sales with higher order volumes in the aerospace, medical and firearms and defense markets.

Fiscal first quarter 2019 Gross Profit was $3.1 million, compared to a gross profit of $1.2 million in our fiscal first quarter 2018.  This increase was primarily the result of the cost reduction initiatives that were completed during fiscal year 2018 and the continued diversification into higher margin aerospace and medical parts sales.  The effectiveness of the cost reduction initiatives can be seen from both the Precision Components Group and Stamping Group, as sales increased by approximately $1.5 million in fiscal first quarter 2019 over fiscal first quarter 2018; however, Gross profit increased by approximately $1.9 million over the same periods.  Contributing to the increase in gross profit was an adjustment decreasing cost of sale by $1.0 million for an out-of-period adjustment identified during fiscal first quarter 2019 and recorded in the same period.

EBITDA was $2.4 million in the fiscal first quarter 2019 compared to $0.2 million in the fiscal first quarter 2018.  Like Gross Profit, EBITDA was positively impacted by the increased revenues, aerospace and medical part profit margins, and lower costs.

Fiscal first quarter 2019 Revenue was $20.6 million, compared to $22.5 million in the fiscal fourth quarter 2018.  The decrease in revenue was primarily seasonal, following historical patterns where our fiscal first quarter of a new fiscal year has lower sales volumes than our fiscal fourth quarter of the prior year.  Despite the seasonal fluctuation, the strong customer orders noted in fiscal fourth quarter 2018, carried over into fiscal first quarter 2019, and are anticipated to continue in fiscal second quarter 2019 based upon customer forecasts.

Gross Profit was $3.1 million in the fiscal first quarter, compared to $2.7 million in the fiscal fourth quarter 2018.  Additionally, Precision Components operating income was $0.9 million for the fiscal first quarter 2019, compared to operating loss of ($0.2) million for fiscal fourth quarter 2018.  This improvement is related to the cost reduction initiatives referred to above and the continued diversification into aerospace and medical.  Stamping operations are not accurately comparable in these periods due to the seasonality in their customer base, and to most of their customer base taking no shipments due to a one to two-week annual shutdown.

EBITDA was $2.4 million in the fiscal fourth quarter compared to $2.2 million in the fiscal fourth quarter 2018.  EBITDA was positively impacted by lower costs from the 2018 cost reduction initiative and the continued diversification into aerospace and medical.

Further, the Company’s planned sale of 3D Material Technologies (“3DMT”) has been progressing as expected.  Management presentations have begun to the interested parties and will continue throughout November.  Based on current projections, we expect that we will be able to sell 3DMT prior to the end of third-quarter fiscal year 2019 with the funds being used to pay down debt.  For the fiscal first quarter 2019, 3DMT had EBITDA loss of ($0.5) million.

ARC’s CEO, Alan Quasha, commented, “I am pleased that the Company continues on its path to increased profitability, particularly as compared to the prior year.  We expect this trend to continue.  Our first quarter of fiscal year 2019 has vastly improved over our first quarter of fiscal 2018, with sales up $1.5 million and Gross Profit and EBITDA up approximately $2 million.   We have been able to grow in an efficient and targeted manner while improving our bottom line.  Regarding our quarter one of fiscal 2019 compared to our quarter four of fiscal 2018, again we see the FY 2018 $9.8 million cost reduction plan paying off, despite the seasonality of sales.  Gross Profit and EBITDA of our first quarter fiscal 2019 both improved and were in excess of our fiscal quarter four of 2018, despite an approximately $2 million seasonal decline in sales.  This clearly highlights the hard work the Company has done to reduce expenses and continue to diversify our customer base.”

Mr. Quasha continued, “The previous shift in internal goals will continue to focus our core divisions on making sound business decisions that lead to profitable growth for our future.  The quarterly results demonstrate progress towards these goals, and illustrate how we are driving the Company forward.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	September 30	October 1
For the three months ended:	2018	2017
Net Loss	$(1,696)	$(3,555)
Interest Expense, Net	931	976
Income Taxes	35	172
Depreciation and Amortization	2,446	2,516
Adjustment to Exclude Loss (Gain) from Discontinued Operations	732	247
EBITDA from Continuing Operations	$2,448	$356
EBITDA Margin from Continuing Operations	11.9%	1.9%
Corporate Expenses	833	1,086
Facility EBITDA from Continuing Operations	$3,281	$1,442
Facility EBITDA Margin from Continuing Operations	16.0%	7.6%

Net Loss	$(1,696)	$(3,555)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	732	247
Adjusted Earnings	$(964)	$(3,308)
Adjusted Earnings Per Share	$(0.04)	$(0.18)
Weighted Average Common Shares Outstanding	23,336,610	18,194,091

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors’ fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding,  and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2018, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended
	September 30,	October 1,
	2018	2017
Sales	$20,566	$19,085
Cost of sales	17,456	17,893
Gross profit	3,110	1,192
Selling, general and administrative	3,134	3,315
Income from operations	(24)	(2,123)
Other (expense) income, net	26	(37)
Interest expense, net	(931)	(976)
Loss before income taxes	(929)	(3,136)
Income tax benefit (expense)	(35)	(172)
Net loss from continuing operations	(964)	(3,308)
Loss on sale of subsidiaries and loss from discontinued operations, net of tax	(732)	(247)
Net loss	$(1,696)	$(3,555)

Net loss per common share, basic and diluted:
Continuing operations	$(0.04)	$(0.18)
Discontinued operations	$(0.03)	$(0.02)
Attributable to ARC Group Worldwide, Inc.	$(0.07)	$(0.20)

Weighted average common shares outstanding:
Basic and diluted	23,336,610	18,194,091

ARC Group Worldwide, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2018	June 30, 2018
ASSETS
Current assets:
Cash	$348	$365
Accounts receivable, net	11,532	11,103
Inventories, net	13,743	12,102
Prepaid expenses and other current assets	3,529	2,781
Current assets of discontinued operations	1,953	547
Total current assets	31,105	26,898
Property and equipment, net	37,276	36,879
Goodwill	6,412	6,412
Intangible assets, net	15,426	16,270
Other	336	347
Long-term assets of discontinued operations	—	3,127
Total assets	$90,555	$89,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,099	$11,345
Accrued expenses and other current liabilities	2,393	2,000
Deferred revenue	870	825
Bank borrowings, current portion of long-term debt	1,718	1,721
Capital lease obligations, current portion	1,339	456
Accrued escrow obligations, current portion	943	943
Current liabilities of discontinued operations	1,639	1,422
Total current liabilities	19,001	18,712
Long-term debt, net of current portion	38,609	37,013
Capital lease obligations, net of current portion	1,487	617
Other long-term liabilities	977	965
Long-term liabilities of discontinued operations	—	462
Total liabilities	60,074	57,769

Commitments and contingencies (Note 12)

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 23,357,879 shares issued and 23,349,478 shares issued and outstanding at September 30, 2018, and 23,324,316 shares issued and 23,315,915 shares issued and outstanding at June 30, 2018	12	12
Treasury stock, at cost; 8,401 shares at September 30, 2018 and June 30, 2018	(94)	(94)
Additional paid-in capital	41,890	41,829
Retained earnings (accumulated deficit)	(11,324)	(9,627)
Accumulated other comprehensive income	(3)	44
Total stockholders'equity	30,481	32,164
Total liabilities and stockholders' equity	$90,555	$89,933

ARC Group Worldwide, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended
	September 30, 2018	October 1, 2017
Cash flows from operating activities:
Net loss	$(1,696)	$(3,555)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,644	2,516
Share-based compensation expense	61	287
Loss on sale of asset	23	—
Loss on sale of subsidiaries	—	109
Bad debt expense and other	6	83
Changes in working capital:
Accounts receivable	(461)	(1,645)
Inventory	(1,624)	(253)
Prepaid expenses and other assets	900	546
Accounts payable	(1,196)	820
Accrued expenses and other current liabilities	440	(437)
Deferred revenue	44	3
Net cash used in operating activities	(859)	(1,526)

Cash flows from investing activities:
Purchases of property and equipment	(44)	(957)
Proceeds from sale of subsidiary	—	3,000
Net cash (used in) provided by investing activities	(44)	2,043

Cash flows from financing activities:
Proceeds from debt issuance	19,094	27,073
Repayments of long-term debt and capital lease obligations	(18,130)	(28,073)
Issuance of common stock under employee stock purchase plan and exercise of stock options	—	92
Net cash provided by (used in) financing activities	964	(908)
Effect of exchange rates on cash	(78)	195
Net decrease in cash	(17)	(196)
Cash, beginning of period	365	593
Cash, end of period	$348	$397
Supplemental disclosures of cash flow information:
Cash paid for interest	$732	$955
Cash paid for income taxes, net of refunds	$1	$27

ARC Group Worldwide, Inc.

Consolidated Segment Information

(in thousands)

	Three months ended
	September 30,	October 1,
	2018	2017
Sales:
Precision Components Group	$15,685	$14,333
Stamping Group	4,881	4,752
Consolidated sales	$20,566	$19,085

Operating costs:
Precision Components Group	$14,789	$15,270
Stamping Group	4,938	5,001
Consolidated operating costs	$19,727	$20,271

Segment operating income (loss):
Precision Components Group	$896	$(937)
Stamping Group	(57)	(249)
Corporate (1)	(863)	(937)
Total segment operating loss	$(24)	$(2,123)

Interest expense, net	(931)	(976)
Other income, net	26	(37)
Non-operating expense	(905)	(1,013)
Consolidated loss before income taxes and non-controlling interest	$(929)	$(3,136)